UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a–12

ZIPCAR, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(4) and 0–11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On February 26, 2013, Zipcar, Inc. (“Zipcar”) signed a memorandum of understanding to settle the previously disclosed class action lawsuit captioned In re Zipcar, Inc. Stockholder Litigation, C.A. No. 8185-VCP pending in the Delaware Court of Chancery and the lawsuits in the Suffolk County Superior Court entitled Karrasch v. Zipcar, Inc., et al., No. 13-0038-BLS2 and in the Middlesex County Superior Court entitled Holbrook v. Zipcar, Inc., et al., Civil Action No. 13-0060 (collectively, the “Merger Litigation”). The Merger Litigation relates to the Agreement and Plan of Merger, dated as of December 31, 2012, by and among Avis Budget Group, Inc. (“Avis Budget”), a wholly owned subsidiary of Avis Budget and Zipcar.

Zipcar agreed to the settlement solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing. The settlement provides, among other things, that the parties will seek to enter into a stipulation of settlement which provides for the conditional certification of the Merger Litigation as a non opt-out class action pursuant to Court of Chancery Rule 23 on behalf of a class consisting of all record and beneficial owners of Zipcar common stock during the period beginning on January 2, 2013 through the date of the consummation of the proposed merger, including any and all of their respective successors in interest, predecessors and representatives, and the release of all asserted claims. The asserted claims will not be released until such stipulation of settlement is approved by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve such settlement even if the parties were to enter into such stipulation. The settlement will not affect the merger consideration to be received by Zipcar stockholders or the timing of the special meeting of Zipcar stockholders scheduled for March 7, 2013.

Additionally, as part of the settlement, Zipcar has agreed to make certain additional disclosures related to the proposed merger, which are set forth below, and to waive a provision of the confidentiality agreement between Zipcar and one of the other potential acquirers that would prohibit that party from requesting a waiver of its standstill obligations under the confidentiality agreement. The additional disclosures supplement the disclosure contained in the definitive proxy statement filed by Zipcar with the Securities and Exchange Commission (“SEC”) on February 4, 2013 (the “Proxy Statement”) and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. Nothing in this filing or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

The following disclosure replaces the last full paragraph on page 11 of the Proxy Statement under the caption “Interests of Executive Officers with respect to Avis Budget”:

During late December, Avis Budget had conversations with Scott W. Griffith and Mark D. Norman regarding potentially continuing employment with the surviving corporation after the merger but at no point did Avis Budget make any employment offer to, or enter into or agree to any employment agreement or arrangement with, either of Messrs. Griffith or Norman. Following the merger, Avis Budget anticipates that Messrs. Griffith and Norman will continue as senior management of the surviving corporation, although no employment arrangement exists between Avis Budget and either of Messrs. Griffith or Norman.

The following disclosure replaces the seventh full paragraph on page 24 of the Proxy Statement under the caption “Background of the Merger”:

On October 30, 2012, the Committee, Mr. Griffith and Mr. Breda met by teleconference. Mr. Mahoney and Mr. Griffith provided an update of the ongoing discussions and the meetings that had taken place to date with Avis Budget, Party A and Party B. Mr. Griffith also provided an update regarding the company’s ongoing negotiations with the OEM Potential Investor and the likely timeline for potentially closing that transaction. Messrs. Mahoney and Griffith also provided an update regarding the discussions with potential financial advisors (including Morgan Stanley) who might be engaged to advise the Committee. Following such discussion, the Committee determined to engage Morgan Stanley as its financial advisor, with the Committee noting that it had received information from Morgan Stanley about its prior engagements by Avis Budget in connection with Avis Budget’s acquisition of Avis Europe and various financings, as well as Morgan Stanley’s prior engagements by other potentially interested parties. Morgan Stanley was chosen, among other reasons, due to its industry experience and expertise and the Committee’s determination of its independence from the company and the company’s management. In light of the interest shown by Avis Budget, Party A and Party B in acquiring the company, the Committee also discussed other potential third parties the company may contact in the event that the board chose to pursue a sale of the company.

The following disclosure replaces the sixth full paragraph on page 25 of the Proxy Statement under the caption “Background of the Merger”:

On November 11, 2012, the company entered into an engagement letter with Morgan Stanley to be the company’s exclusive financial advisor in connection with a potential sale of the company. Pursuant to the company’s engagement letter with Morgan Stanley, Morgan Stanley would not receive compensation in connection with either the company entering into a FBM relationship and equity investment with the OEM Potential Investor or other OEM, or the company entering into any other strategic transaction other than a sale of the company.

The following disclosure replaces the eighth full paragraph on page 25 of the Proxy Statement under the caption “Background of the Merger”:

On November 16, 2012, Party B executed a standstill amendment to the confidentiality agreement between the parties. That standstill prevents Party B from, among other things, making an unsolicited offer to purchase the shares of the company for two years.

The following disclosure replaces the third full paragraph on page 26 of the Proxy Statement under the caption “Background of the Merger”:

Beginning on November 19, 2012 and continuing through December 2012, representatives from Morgan Stanley and Mr. Griffith reached out to six and one, respectively, additional potential acquirers to gauge each party’s interest in an acquisition of the company. The potential acquirers included a broad range of possible strategic buyers, including automotive manufacturers, automotive distributors and technology providers, and the potential acquirers were selected by the Committee after consulting with Morgan Stanley based on, among other things, each potential acquirer’s perceived interest in and knowledge about the company’s industry and the potential acquirer’s current financial capability. During this period, the board and the Committee discussed outreach to potential financial acquirers and determined that the company’s financial profile would likely preclude a financial acquirer from offering a per-share price comparable to what a strategic acquirer, who would realize value from business synergies, could offer. None of the seven parties contacted by Morgan Stanley and Mr. Griffith expressed interest in pursuing an acquisition of the company.

The following disclosure replaces the last paragraph on page 35, continuing onto page 36 of the Proxy Statement under the caption “Opinion of Zipcar’s Financial Advisor”:

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 28, 2012, which was the last trading day prior to the date on which Zipcar’s board of directors approved the merger, and is not necessarily indicative of current market conditions. In addition, except as otherwise noted, the calculation of implied values per share of Zipcar common stock in the analyses described below were based on approximately 40.1 million shares outstanding as of December 10, 2012, plus the dilutive effect of the restricted stock units and in-the-money options and warrants outstanding as of November 30, 2012.

The following replaces the first table on page 37 of the Proxy Statement under the caption “Opinion of Zipcar’s Financial Advisor”:

Comparable Company Multiples

Ratio	Avis Budget	Hertz Global Holdings, Inc.	Localiza Rent A Car SA	Sixt AG	Mean	Median	Implied Zipcar (Management Base Case)	Implied Zipcar (Potential Buyer Case)	Implied Zipcar (Management Base Case at $12.25 per share)
Corporate Aggregate Value to 2013 Adjusted Corporate EBITDA	5.8x	6.4x	8.7x	7.0x	7.0x	6.7x	12.3x	10.9x	20.6x
Corporate Aggregate Value to 2014 Adjusted Corporate EBITDA	5.3x	6.0x	7.6x	6.8x	6.4x	6.4x	9.9x	7.2x	16.5x
Price to 2014 EPS	6.8x	10.3x	15.9x	7.7x	10.2x	9.0x	26.3x	13.8x	39.8x

The following disclosure replaces the second full paragraph on page 40 of the Proxy Statement under the caption “Opinion of Zipcar’s Financial Advisor”:

Morgan Stanley calculated ranges of implied equity values per share for Zipcar as of December 31, 2012. In arriving at the estimated equity values per share of Zipcar, Morgan Stanley applied a range of financial multiples of 5.8x to 8.7x, which was based on the analysis of the relevant metrics in the comparable company trading multiples analysis summarized above, to Zipcar’s estimated next twelve months Adjusted EBITDA for calendar year 2021 and added net cash as of 2021; Morgan Stanley then discounted that equity value to December 31, 2012 using a discount rate of 10.9%, which rate was selected upon the application of Morgan Stanley’s professional judgment in light of current market conditions to reflect Zipcar’s estimated cost of equity, which ranged from a theoretical 7.8% to 10.9%. Using the Management Base Case financial forecasts, this analysis indicated a range of implied per share values for shares of Zipcar common stock, rounded to the nearest $0.25, of $9.50 to $12.50 excluding the financial forecasts associated with Zipcar’s proposed FBM business model, and $10.25 to $13.50 including the financial forecasts associated with Zipcar’s proposed FBM business model.

The following disclosure replaces the fourth full paragraph on page 40 of the Proxy Statement under the caption “Opinion of Zipcar’s Financial Advisor”:

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated a range of implied equity values per share of Zipcar common stock based on estimates of future cash flows for calendar years 2013 through 2022. Morgan Stanley first calculated the estimated unlevered free cash flows (calculated as net income before non-controlling interest, income or loss from investments accounted for under the equity method, non-vehicle interest after tax, non-vehicle depreciation and amortization, and after non-vehicle capital expenditure, increase (decrease) in operating working capital and cash flow required from fleet financing cycle) of Zipcar for the period from January 1, 2013 to December 31, 2022, assuming a normalized tax rate of 35.0%. For purposes of this analysis, stock-based compensation was treated as a cash expense. Morgan Stanley then calculated a terminal value for Zipcar by applying a range of perpetual growth rates to the unlevered free cash flow after 2022 ranging from 2% to 4%, which range was selected by Morgan Stanley based on the application of its professional judgment. These values were then discounted to present value as of December 31,

2012 using a discount rate of 10.9%, which range was selected by Morgan Stanley based on the application of its professional judgment in light of current market conditions to reflect Zipcar’s estimated weighted average cost of capital (which ranged from a theoretical 7.8% to 10.9%), to calculate a corporate aggregate value for Zipcar. This corporate aggregate value was further adjusted for Zipcar’s total debt other than the fleet debt, minority interest, cash and cash equivalents other than cash and cash equivalents that are restricted under the terms of fleet debt and present value of the future tax benefit of Zipcar’s outstanding net operating losses balance (estimated to be approximately $19 million based on the Management Base Case financial forecasts) to calculate a range of implied equity value per share.

The following disclosure replaces the first full paragraph on page 41 of the Proxy Statement under the caption “Opinion of Zipcar’s Financial Advisor”:

For illustrative purposes only, Morgan Stanley also performed a discounted cash flow analysis using the normalized tax rate, perpetuity growth rates and discount rate summarized above and the Potential Buyer Case financial forecasts. For purposes of this analysis, the present value of the future tax benefit of Zipcar’s outstanding net operating losses balance was estimated to be approximately $20 million based on the Potential Buyer Case financial forecasts. This analysis indicated a range of implied per share values for shares of Zipcar common stock, rounded to the nearest $0.25, of $15.25 to $17.75 excluding the financial forecasts associated with Zipcar’s proposed FBM business model, and $15.75 to $18.25 including the financial forecasts associated with Zipcar’s proposed FBM business model.

The following replaces the first and second full paragraphs on page 42 of the Proxy Statement under the caption “Opinion of Zipcar’s Financial Advisor”:

In connection with its analysis, Morgan Stanley compared publicly available statistics for select car rental company transactions occurring between June 1996 and August 2012. For each transaction reviewed, Morgan Stanley noted the ratio of corporate aggregate value of the transaction to the target company’s last twelve months, or LTM, adjusted corporate EBITDA. The transactions considered, the month and year each transaction was announced and the multiple derived from each transaction were as follows:

Selected Car Rental Company Transactions

Date Announced	Target	Acquiror	Corporate Aggregate Value to LTM Adjusted Corporate EBITDA
August 2012	Dollar Thrifty Automotive Group, Inc.	Hertz Global Holdings, Inc.	7.7x
June 2011	Avis Europe plc	Avis	7.5x
April 2009	Advantage Rent-a-Car	Hertz Global Holdings, Inc.	N/A*
March 2007	Vanguard Car Rental Group Inc.	Enterprise Holdings, Inc.	N/A*
November 2006	Vanguard Car Rental EMEA Holdings Ltd.	Europcar	8.8x
March 2006	Europcar	Eurazeo	10.6x
September 2005	Hertz Corporation	Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity	6.7x
June 2003	ANC Rental Corporation	Cerberus Capital Management, L.P.	N/A*
August 2002	Budget Group, Inc.	Cendant Corporation	3.3x**
September 2000	Hertz Corporation	Ford FSG, Inc.	5.0x

August 2000	Avis Group Holdings, Inc.	Cendant Corporation	4.7x
February 1998	Hayes Leasing Company Inc.	Avis Rent A Car Inc.	N/A*
October 1997	Cruise America, Inc.	Budget Group, Inc.	13.2x
August 1997	Eurodollar Holdings plc	Republic Industries Inc.	10.1x
January 1997	Budget Rent A Car Corporation	Team Rental Group, Inc.	10.1x
January 1997	National Car Rental Systems, Inc.	Republic Industries, Inc.	13.2x
June 1996	Avis Inc.	HFS Inc.	12.3x

*	Multiple not available.
**	Excluded from calculation of mean and median multiples below because the target company was purchased in bankruptcy.

For the transactions listed above, Morgan Stanley observed that the mean and median multiples of corporate aggregate value of the transaction to the target company’s last twelve months adjusted corporate EBITDA were 9.2x and 9.5x, respectively.

The following replaces the second full paragraph on page 43 of the Proxy Statement under the caption “Opinion of Zipcar’s Financial Advisor”:

Morgan Stanley reviewed the premiums paid in acquisition transactions from January 1990 to September 30, 2012 as compiled by Thomson Reuters. The acquisition transactions reviewed by Morgan Stanley were limited to those worldwide transactions involving public company targets with a transaction value of $100 million or more and excluded terminated transactions, employee stock ownership plans, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings. Morgan Stanley reviewed the premium paid to the target company’s stock price four weeks prior to the announcement date for each transaction. In certain cases, the premium was adjusted by Thomson Reuters to reflect the presence of information or speculation in the public domain regarding a transaction prior to the formal announcement date. Morgan Stanley noted that the mean premium paid in all transactions reviewed was 37.5%, with the mean premium paid in only the all-cash consideration transactions being 38.8% and mean premium paid in only the all-stock consideration transactions being 33.8%.

The following disclosure replaces the sixth full paragraph on page 44 of the Proxy Statement under the caption “Opinion of Zipcar’s Financial Advisor”:

Under the terms of its engagement letter, Morgan Stanley provided the Zipcar board of directors financial advisory services and a financial opinion in connection with the merger, and will receive an estimated fee of approximately $6.8 million for its services, approximately $6.3 million of which is contingent upon the closing of the merger. Morgan Stanley will also be reimbursed for its expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Zipcar has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley has not provided any financial advisory or financing services for Zipcar or any of its affiliates other than in connection with the merger.

The following disclosure replaces the second full paragraph on page 50 of the Proxy Statement under the caption “Interests of Executive Officers with respect to Avis Budget”:

During late December, Avis Budget had conversations with Scott W. Griffith and Mark D. Norman regarding potentially continuing employment with the surviving corporation after the merger but at no point did Avis Budget make any employment offer to, or enter into or agree to any employment agreement or arrangement with, either of Messrs. Griffith or Norman. Following the merger, Avis Budget anticipates that Messrs. Griffith and Norman will continue as senior management of the surviving corporation, although no employment arrangement exists between Avis Budget and either of Messrs. Griffith or Norman.

The following disclosure is inserted as a new paragraph immediately after the first full paragraph on page 53 of the Proxy Statement under the caption “Litigation Related to the Merger”:

In connection with the settlement of pending shareholder litigation, the company agreed to issue supplemental disclosures and waive a restriction in the standstill amendment between Party B and the company.

As background, as discussed above, Party B had delivered to the company, on December 19, 2012, among other things, a proposal for acquiring the company at $11.00 per share in cash. On December 20, 2012, Mr. Griffith and Party B’s Chief Executive Officer spoke by telephone and, after Mr. Griffith communicated that the valuation proposed by Party B was too low, Party B’s Chief Executive Officer indicated that Party B did not intend to raise its offer.

The standstill amendment between Party B and the company had contained a provision that had prohibited Party B from requesting a waiver of the standstill obligations. On February 26, 2013, as part of a settlement of the pending shareholder litigation, the company waived that prohibition and informed Party B of that waiver. The standstill amendment otherwise remains in effect.

The following disclosure replaces the second full paragraph on page 76 of the Proxy Statement under the caption “Prospective Financial Information”:

We do not as a matter of course make long-term public projections as to future sales, earnings or other results. However, in connection with the evaluation of a possible transaction involving the company and in connection with the rendering of Morgan Stanley’s opinion described under “The Merger — Opinion of Zipcar’s Financial Advisor”, the company provided Morgan Stanley certain non-public, unaudited, stand-alone, financial projections that were prepared by our management and not for public disclosure representing management’s best estimates of the future performance of the company, which we refer to as the Management Base Case. The company also provided Morgan Stanley certain non-public, unaudited, stand-alone, financial projections that were prepared by our management and not for public disclosure representing management’s upside estimates of the potential future performance of the company assuming that Zipcar were to achieve higher growth rates and margins than those set forth in the Management Base Case financial forecasts, which we refer to as the Potential Buyer Case. The difference in assumptions between the Management Base Case and the Potential Buyer Case is attributable to more favorable outlooks within the Potential Buyer Case with respect to the pricing and used car market environments, marketing productivity, timing of new market launches, the relative success of a new weekday-only membership plan with no annual membership fee, the impact of certain cost savings initiatives and the expected gains on sale of Zero Emission Vehicle, or ZEV, credits. For example, the expected gain on the sale of ZEV credits was $0 in the Management Base Case and $1.5 million in the Potential Buyer Case, due to the uncertainty of realizing future gains. Both the Management Base Case and the Potential Buyer Case assume that basic shares outstanding of 43.7 million and diluted shares outstanding of 45.2 million remain constant during each of the ten years projected. In addition, in connection with the evaluation of a possible transaction involving the company, management provided to Avis Budget a limited version of the Potential Buyer Case that reflected only three years of future projections, which we refer to as the Projections Provided to Buyer, and did not, as set forth below, include all of the detail of the Potential Buyer Case. The Projections Provided to Buyer along with the Management Base Case and the Potential Buyer Case are referred to herein as the Projections and represent prospective financial information. Neither the Management Base Case nor the full Potential Buyer Case, however, was provided to Avis Budget.

The following replaces footnote 2 on page 77 of the Proxy Statement under the caption “Prospective Financial Information”:

We define Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to ZEV credits, income or loss from investments accounted for under the equity method and other gains or losses associated with events of a nonrecurring nature. The only acquisition and integration costs included in Adjusted EBITDA projections relate to integration costs for the completed acquisition of Denzel Mobility CarSharing GmbH in Austria.

The following replaces footnote 3 on page 77 of the Proxy Statement under the caption “Prospective Financial Information”:

We define Unlevered Free Cash Flow as net income before non-controlling interest, income or loss from investments accounted for under the equity method, non-vehicle interest after tax, non-vehicle depreciation and amortization, and after stock compensation expenses, non-vehicle capital expenditure, increase (decrease) in operating working capital and cash flow required from fleet financing cycle.

The following replaces footnote 2 on page 78 of the Proxy Statement under the caption “Prospective Financial Information”:

We define Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to ZEV credits, income or loss from investments accounted for under the equity method and other gains or losses associated with events of a nonrecurring nature. The only acquisition and integration costs included in Adjusted EBITDA projections relate to integration costs for the completed acquisition of Denzel Mobility CarSharing GmbH in Austria.

************************

Forward Looking Statements

Information set forth in this filing contains forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the expected benefits and closing of the proposed transaction and management’s expectations, beliefs and intentions. All forward-looking statements included in this communication are based on information available to Zipcar on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on Zipcar’s results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Undue reliance should not be placed on any forward-looking statements, which speak only as of the date made. Neither Zipcar nor any other person can assume responsibility for the accuracy and completeness of forward looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Zipcar’s control. These factors include (without limitation): failure to satisfy any condition to closing of the transaction and that, in such case, Zipcar’s business will have been adversely affected during the pendency of the transaction; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; and changes in general economic conditions. Zipcar undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information, please refer to Zipcar’s most recent Form 10–K, 10–Q and 8–K reports filed with the SEC.

Additional Information about the Proposed Transaction and Where You Can Find It

Zipcar has filed with the SEC preliminary and definitive proxy statements and may file other relevant materials in connection with the proposed acquisition of Zipcar by Avis. The definitive proxy statement was first mailed to Zipcar stockholders on or about February 5, 2013. Before making any voting or investment decisions with respect to the transaction, investors and security holders of Zipcar are urged to read the proxy statement, as well as other relevant materials that may become available, because they will contain important information about the transaction and Zipcar. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by accessing Zipcar’s website at www.zipcar.com by clicking on the “Investor Relations” link, then clicking on the “Financial Information” link, and then clicking on the “SEC Filings” link, or by writing to Zipcar at 25 First Street, 4th Floor, Cambridge, Massachusetts 02141.

Information Regarding Participants

Zipcar and its directors, executive officers and certain other members of management and employees may solicit proxies from Zipcar stockholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Zipcar stockholders in connection with the proposed transaction is set forth in the proxy statement that has been filed with the SEC. You can find information about Zipcar’s executive officers and directors in its definitive proxy statement filed with the SEC on April 12, 2012. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the Zipcar website and clicking on the “Investor Relations” link, then clicking on the “Financial Information” link, and then clicking on the “SEC Filings” link.